Exhibit 99.1

1999 Bryan Street, Suite 1200
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	August 17, 2020

Retired Four-Star General Vincent K. Brooks Named to Jacobs Board of Directors
Deep expertise in national security and cyber align with growth sectors

DALLAS – Jacobs (NYSE:J) announced today the election of Vincent (Vince) K. Brooks to its Board of Directors.

Jacobs Chair and CEO Steve Demetriou said, "We are excited to welcome Vince Brooks to Jacobs’ Board of Directors. His exceptional leadership capabilities – proven in command of large, complex organizations in challenging situations around the world – as well as his focus on cyber and national security, align directly with Jacobs’ high priority growth markets. Both of our lines of business have strong, deep portfolios of national government work, and his experience will enable him to have immediate impact on our strategic objectives.”

A retired four-star general, Brooks was a career officer who served in the U.S. Army for more than 40 years from his entry into the U. S. Military Academy at West Point until his retirement from active duty in 2019. Most recently, he was the commander of the 650,000-strong Korean and United States forces in the Republic of Korea. General Brooks was the first African American chosen to lead all 4,000+ cadets at West Point as the Cadet Brigade Commander or “First Captain,” and went on to become the eighth African American in history to attain the military’s top rank of four-star general in the U.S. Army.

Widely respected as a speaker and leader of innovative organizations within and beyond the military, his areas of expertise include leadership in complex organizations, inclusion and diversity, national security, international relations, military operations, combating terrorism and countering the proliferation of weapons of mass destruction.

Demetriou continued, “At Jacobs, our brand – and our culture – are focused on challenging today to reinvent tomorrow. General Brooks has personified that mantra his entire career. We are honored to have him join the Jacobs Board as we continue to reshape the future for our employees, our clients, our communities and our shareholders.”

General Brooks serves on the boards of Diamondback Energy, the Gary Sinise Foundation, and the Korea Defense Veterans Association, and is a principal with WestExec Advisors. He is a member of the Council on Foreign Relations; a visiting Senior Fellow at Harvard Kennedy School’s Belfer Center for Science and International Affairs; a Distinguished Fellow at the University of Texas, with both the Clements Center for National Security and also the Strauss Center for International Security and Law; and an Executive Fellow with the Institute for Defense and Business. He holds a bachelor’s degree in engineering from the U.S. Military Academy at West Point and a Master of Military Art and Science from the prestigious U.S. Army School of Advanced Military Studies at Fort Leavenworth, Kansas.
Jacobs' Board is comprised of 11 members from diverse geographic, industry, government, technical and business backgrounds, providing a robust governance structure that aligns with the company's strong emphasis on inclusion; 45% of Jacobs' board is female or ethnically diverse.

At Jacobs, we're challenging today to reinvent tomorrow by solving the world's most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With $13 billion in revenue and a talent force of more than 55,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector. Visit jacobs.com and connect with Jacobs on Facebook, Instagram, LinkedIn and Twitter.

# # #

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management's current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements, including, but not limited to, the impact of the COVID-19 pandemic and the related reaction of governments on global and regional market conditions and the company’s business. For a description of some additional factors that may occur that could cause actual results to differ from our forward-looking statements, see our Annual Report on Form 10-K for the year ended September 27, 2019, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, and our Quarterly Report on Form 10-Q for the quarter ended June 26, 2020, and in particular the discussions contained under Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations; Part II, Item 1 - Legal Proceedings; and Part II, Item 1A - Risk Factors, as well as the company's other filings with the Securities and Exchange Commission. The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

For press/media inquiries:
Kerrie Sparks
214.583.8433